ARHAUS

March 18th, 2025

Allison Sutley

[redacted]

Dear Allison:

I am very pleased to make you this offer to work for Arhaus. We believe that you will make an immediate contribution to the Executive team. The details of the offer are outlined below.

Position	**Chief Information Officer**
Direct Manager	**John Reed, CEO & Co-Founder**
Tentative Start Date/ Orientation Date	**Monday April 14th, 2025** Please arrive at 51 E. Hines Hill Road, Boston Heights OH at 9:00 am on your start/orientation date. Please bring acceptable documents to prove your eligibility to work in the United States (for a list of documents review Form 1-9).
Location	Onsite at Arhaus Corporate Headquarters four days a week, with one day remote.
Compensation	**Base salary of $500,000 per year, paid bi-weekly**. This position is ***exempt*** and you will not be eligible for over-time.
Bonus	Based on your hire date, you will be eligible for the **2025** Annual Corporate Salaried Bonus Plan. Your target bonus is **50%** of your annual salary. If achieved, the bonus will be paid in the 1st Quarter of **2026** and will be prorated based on your time in the position. You must be an active-status employee on the date that the bonus is paid and in good standing to qualify for payment.
Stock	Based on your hire date, you will participate in the Company's 2025 Equity Award Program. Your annual grant will be a value of **$400,000** split 50% RSU and 50% PSU, which will vest over 3-years

Commuting

You will be eligible for reimbursement of up to $1,500 monthly commuting & housing expense for the first 12-months.

Benefits

You and your eligible dependents will be offered the opportunity to participate in the Company's benefit programs. To view specific plan information, please visit: https://arhausbenefits.com/.

Benefits are effective the first of the month after 30 days of employment. Detailed instructions for enrollment in our programs will be provided via email.

Paid Time Off

You will be eligible for paid time off days and Company holidays to the extent and under the terms of the Company's policies.

On an annual basis, you will be eligible for **25** days paid time off.

Executive Severance

Should Arhaus choose to terminate your employment with the Company for any reason other than Cause (as defined below), or should you voluntarily resign from your employment with the Company for Good Reason (as defined below) you will be entitled, at the time of such termination or resignation, to the payment of a lump sum equal to the sum of: (a) 50% of the greater of (X) $500,000 or (Y) your highest base salary rate prior to such termination or resignation; plus (b) a COBRA stipend covering the six-month period immediately following such termination or resignation. Your lump sum payment will be subject to you signing a standard Arhaus employee severance agreement.

Notwithstanding the provisions of the foregoing paragraph, if you voluntarily resign from your employment with the Company for any

reason other than Good Reason, you will not receive the lump sum payment or stipend set forth in the paragraph above.

For purposes of this letter and the severance entitlement set forth above, "Cause" means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute "Cause".

For purposes of this letter and the severance entitlement set forth above, "Good Reason" means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following our awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or Target Bonus potential; (ii) a diminution in your employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in your authority, duties or responsibilities; or (iv) the Company requires you to be based anywhere other than within fifty (SO) miles of Boston Heights, Ohio.

Arhaus is an at-will employer which means that either you or the Company can terminate your employment at any time for any reason. As such, this offer does not constitute an employment contract for specific terms or for a specified duration. The descriptions of the benefits and bonus programs (if applicable) contained in this letter are informational summaries. The Company reserves the right to change benefit programs at any time and all bonuses are discretionary. Finally, this offer is contingent upon both a successful background verification and your authorization to work in the United States. Several forms will need to be completed by you prior to, or on the day you begin employment with us. You will be contacted on how to access our Associate on-boarding system.

The team and I look forward to working with you at Arhaus and expect that you will be a valuable asset to the company.

Sincerely,

John Reed
Arhaus CEO & Co-Founder

I **Allison Sutley**, have read, understand, and accept the information outline in this letter.

Signature

4-7-25
Date